EXHIBIT 99.2

Contact:

Justin Spencer

Chief Financial Officer

(408) 428-7801

jspencer@symmetricom.com

Symmetricom Announces Increase to Stock Purchase Program

San Jose, Calif. — October 1, 2008 — Symmetricom, Inc. (NASDAQ: SYMM), a worldwide leader in precise time and frequency technologies that accelerate the deployment and enable the management of next generation networks, today announced that on September 29, 2008, the Board of Directors authorized management to repurchase an additional 2.0 million shares of Symmetricom common stock.  Symmetricom had approximately 0.5 million shares authorized for repurchase remaining under previously approved share repurchase programs as of September 29, 2008.  Since July 1, 2004, we have repurchased approximately 4.2 million shares of Symmetricom common stock.

Under the repurchase program, we may buy Symmetricom common stock in the open market or through negotiated transactions from time to time as warranted by market conditions.  Shares purchased under the repurchase program may be held in our treasury and used for any lawful purpose or retired.  We will determine the timing, the price and the number of shares to be repurchased under the program.  We are not obligated to repurchase any shares, and we may terminate the stock repurchase at any time.

“We believe that the ability to repurchase additional shares provides us a means to return value to our stockholders,” said Thomas Steipp, president and CEO of Symmetricom.  “The strength of our cash flow and balance sheet allows us to increase the stock repurchase program within the parameters of our growth and profitability objectives.”

About Symmetricom, Inc.

As a worldwide leader in precise time and frequency products and services, Symmetricom provides “Perfect Timing” to customers around the world. Since 1985, the company’s solutions have helped define the world’s time and frequency standards, delivering precision, reliability and efficiency to wireline and wireless networks, instrumentation and testing applications and network time management. Deployed in more than 90 countries, the company’s synchronization solutions include primary reference sources, building integrated timing supplies (BITS), GPS timing receivers, time and frequency distribution systems, network time servers and ruggedized oscillators. Symmetricom also incorporates technologies including Universal Timing Interface (UTI), Network Time Protocol (NTP), Precision Time Protocol (IEEE 1588), and others supporting the world’s migration to Next Generation Networks (NGN). Symmetricom is based in San Jose, Calif., with offices worldwide. For more information, visit www.symmetricom.com.